Exhibit 99.1

KULR Technology Group's First Quarter 2022 Earnings Call Transcript

May 16, 2022

Start of Conference Call

Stuart Smith, Host:

All right, everybody, thank you for holding on the line. As you just heard, welcome to the KULR Technology Group, first quarter 2022 earnings call. Now on the call with me today are KULR's CEO, Michael Mo, as well as president and COO of KULR, and that's Keith Cochran. And finally, from the company, we'll be joined by chief financial officer, Simon Westbrook. We will also be joined for a Q&A session by Theodore O'Neill at Lichfield Hills Research, and John Nobile at Taglich Brothers. Before we start the call, though, I want to read the safe harbor statements found at the bottom of every company press release and regulatory filing.

Stuart Smith, Host:

Statements made on this call do not constitute an offer to sell, or a solicitation of offers to buy any securities of any entity. This call may contain certain forward-looking statements based on KULR's current expectations, forecasts, and assumptions that involve risks and uncertainties. Forward-looking statements made on this call are based on information available to the company as of the date hereof. KULR's actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with their business. Which include risk factors disclosed in the company's form 10K filed with the Securities Exchange Commission on March 28th, 2022. Forward-looking statements include statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future.

Stuart Smith, Host:

And can be identified by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, and would, or similar words. All forecasts are provided by management in this call are based on information available at this time, and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management's best estimate of their future financial performance, given their current contracts, current backlog of opportunities, and conversations with new and existing customers about their products and services. The company assumes no obligation to update the information included in this call, whether as a result of new information, future events, or otherwise. With that, I will now turn the call over to Michael Mo. Michael, the call is yours.

Michael Mo, CEO of KULR Technology Group, Inc.:

Thank you, Stuart. And thank you everybody for joining us today. This is Michael Mo. As I'm sure you all saw, we intentionally issued our earnings press release a bit earlier today in sync with the AK filing of our financing event that you can find on the SEC website. First quarter was an exciting start of 2022 for KULR on the product and business development front. We shipped our sample products of our carbon fiber solution to a metaverse OEM customer as a core component in the sensing of electrical nerve signals to control navigation through the virtual environments. This partnership marks KULR's entry into the metaverse market, where we believe our solution has additional opportunity to support this growing industry. We secured a battery safety contract with NASA to screen lithium-ion battery cells for feature battery pack design for the Artemis program, which is NASA's mission to go to the moon by 2024 with a woman and a person of color. KULR can process up to 10,000 lithium-ion battery cells per week based on instruction from NASA, and also the department of defense.

Michael Mo, CEO of KULR Technology Group, Inc.:

KULR was awarded three additional contracts with DoD prime contractors to implement the carbon fiber tackle solution for high power magnetic and other covert pulse weaponry initiatives. We appointed Dr. William Walker, formerly NASA Johnson Space Center's senior leader in thermal analysis, is our director of engineering. Dr. Walker will be an important part of our engineering team to build our suite of battery thermal management and safety products, as well as next generation high performance computing thermal management initiatives. We released a KULR tech safe case product for maritime lithium-ion battery storage, that meets the upcoming United States Coast Guard's new battery safety requirements for the passenger vessel industry, and provides additional battery safety options for the cargo, fishing, and cruise verticals. We continued our R&D program to use carbon fiber substrate materials inside a battery to make them charge faster and make them contain more energy.

Michael Mo, CEO of KULR Technology Group, Inc.:

The configuration is to work with both existing liquid electrolyte and solid-state electrolyte. Our battery cell development has produced our own LLZO solid state battery electrolyte. It is in prototype stage right now, which we think can be a commercial product for sale in second half of 2022. On the supply chain and logistics side, it was a challenging quarter as we encounter supply chain disruption due to the COVID lockdown in China, like many other companies. We had over $325,000 worth of inventory that we built that could have been recognized as revenue in the first quarter but ended up not being shipped due to the COVID lockdown. We're pleased to report that these products have been shipped to the customer when the lockdown eased a bit. Much of the COVID related challenges have meant delays in product shipment, not cancellations. So as the restrictions ease in the coming months, we expect to make up for lost time and revenue as we move through our sizeable inventory.

Michael Mo, CEO of KULR Technology Group, Inc.:

We're now taking active steps to reduce our supply chain and logistical risks going forward. We announced today that we have secured $55 million in additional capital to drive two key initiatives. First, is that we are working on securing battery cell supplies of over 500 megawatt hours in energy capacity from tier one battery manufacturers, who are securing the inventory in anticipation of fast-growing demand from our key end markets in energy storage and e-mobility. 500 megawatt hours is enough to power approximately 40,000 homes using currently available domestic energy storage options. By integrating our thermal management and battery safety technologies together with the battery cell supplies, KULR will provide total system solutions to specific high value energy storage and e-mobility applications. With a total top line revenue potential of between 250 to $350 million.

Michael Mo, CEO of KULR Technology Group, Inc.:

The second initiative is to control supply chain and manufacturing costs and reduce disruptions risk by bringing much of our supply chain and production capabilities to North America. Given the current global macroeconomic condition and geopolitical risks, we believe it's essential that we can shore up our supply chain and take further control of our operations locally. Now we have access to capital to do so. This opportunity will allow us to maintain our margins as improvements in logistic flexibility and response times will more than offset potential increase in labor costs. By securing the resources infrastructure we need, we can build confidently and be in a strong position to grow. Next, Keith Cochran, our president and COO, will present operational updates. Keith, please.

Keith Cochran, President & COO of KULR Technology:

Thanks, Michael. Here in Q1 '22 KULR was able to produce our backlog per plan, and our operations team did an outstanding job. Unfortunately, as you mentioned, the COVID lockdown that occurred in Shanghai, China at the end of March, left our production on the dock with no option to ship. Therefore, we did not achieve our revenue goals that the team had worked so hard to produce. We have since been able to negotiate with the Chinese officials for the release of the shipments, and that revenue will be realized in Q2 '22. We have now taken action to create a buffer stock of materials, which we are in negotiations to have our customers take immediately as a hedge against future potential lockdowns. Based on the thorough review of our geopolitical environment and increased logistics cost, we have opted to onshore productions in North America in most cases.

Keith Cochran, President & COO of KULR Technology:

Per our reviews of line of cost, this move will primarily be neutral to margins for KULR, considering the impacts of rising logistics costs coming from Asia. With the ship in production location, KULR will also gain the additional benefits of reduced lead times for our customers, and more predictable revenue delivery. Our engineering team has made significant progress to complete the development of KULR's automated battery cell testing solution, and will remain on track per our previous comments, to have the lines completely qualified in Q3, and begin full capacity testing by Q4. The automation has been very complex, taking over a year of development, but allows for us to operate this capability in the USA at an acceptable cost level. This platform is completely modular, and we will be expanding it as our customer demand increases.

Keith Cochran, President & COO of KULR Technology:

I'm excited to say, KULR's cell check baseline platform is now complete, and we are actively seeking new customer engagements. As this platform is designed to be customized by the end customer to work in their specific battery packs and their use cases, we expect initial revenue to be generated by non-recurring engineering charges, followed by a long-term subscription model or licensing and agreement. This platform, which was very software intensive, has been delivered and developed using our engineering team in the US, and our partners in India. The automated battery cell testing solution, as well as cell check platform, represent a significant effort for KULR to deliver mass market applications starting in Q4.

Keith Cochran, President & COO of KULR Technology:

We have additional platforms in development which we will be making announcements for in the coming quarter. All of the platforms we currently have in development are intended for large scale markets. It is important for KULR to have a global strategy for our development and manufacture products. Accordingly, management has spent a significant amount of resource the last two quarters to develop additional partners to multi-source our needs and diverse geographies. Our new suppliers have now begun deliveries, and we are pleased with the flexibility, pricing, and quality of their services. We believe this diversity will help increase our ability to rapidly react to customer demand and market uncertainty. Next, KULR CFO, Simon Westbrook, will present chip financial updates. Simon?

Simon Westbrook, CFO of KULR Technology Group, Inc:

Thanks, Keith. This is Simon Westbrook, and I'm going to talk about our financial results for the quarter just ended on March 31st, compared to the same quarter last year. Revenue, the results for the current quarter were impacted by ongoing COVID related logistics and supply chain issues that restricted our ability to ship to meet some customer orders. As a result, our sales reduced by 52%, from 418,000 in 2021, to 200,000 this year. Pursuing general and admin expenses, they increased to 3.5 million in the first quarter of this year, from 1.5 million in the corresponding quarter last year. The increase of 136% was due to additional marketing and advertising expenses, consulting fees, and non-cash stock compensation pay for employees and consultants, and the expansion and kiting out of our new office facilities. Our R&D expenses increased 486%, from 123,000 in the first quarter of 2021, to 721,000 in the first quarter of 2022. This reflects a combination of head count and new and automated test and production equipment first implemented in the last quarter of last year.

Simon Westbrook, CFO of KULR Technology Group, Inc:

Operating result, the loss from operations increased 141%, from 1.5 million for the first quarter of 2021, to 4.1 million for the first quarter of this year. The increase in the operating loss included 0.9 million increased in non-cash stock-based compensation expense, and increases in payroll, advertising, and marketing expenses, as well as professional fees and research and development projects. Our net loss increased by 141%, from 1.7 million in the first quarter of 2021, to 4.2 million in the first quarter this year. Our net loss per share for the first quarter of 2022 was four cents, compared to two cents for the comparable period last year. Looking at our cash position, of March 31st, 2021, the company reported cash balances of $10.1 million, compared to 6.2 million on March 31st this year.

Simon Westbrook, CFO of KULR Technology Group, Inc:

Since the quarter end, we have raised over $7 million from the issuance of warrants and promissory notes and have established a $15 million standby equity purchase agreement. This funding leaves us well-positioned to expand operations, support new business, and consolidate our manufacturing operations in the United States to ensure greater control over logistics in the face of continuing worldwide uncertainties. Now, back to Stuart.

Stuart Smith, Host:

All right, thank you for that Simon. Now I'd like to welcome to the call Theodore O'Neill, from Lichfield Hills Research. He's got our first set of questions for management. Theo, the call is yours. Go ahead.

Theodore O’Neill of Litchfield Hills Research:

Thanks very much. I was wondering, two questions. First is, can you give us a little more color on your lithium-ion cell testing for NASA? I'm pretty sure Tesla or its battery subcontractor test their own cells. It's my assumption that GM also has its own test protocol, or its supplier LG. And I'd like to know if there's an opportunity for standardization in cell test, who would drive the standardization? Do you think there'll ever be a third-party test market, or will it remain like it is now, the wild wild west?

Keith Cochran, President & COO of KULR Technology:

I'll go ahead and take that. This is Keith Cochran. Thanks for your question, Theodore, appreciate that. Yeah. As I previously stated, it took us a little over a year to develop significant automation to support the NASA work order, O37. Which is very intensive, very comprehensive, does complete battery lot characterizations. The test platform we develop for them is probably far and away way above what Tesla and GM are doing today. These batteries are designed to go into space and can't fail missions. With that said, that's on track, it's looking great, and we're excited to put that into full production heading into Q4.

Keith Cochran, President & COO of KULR Technology:

You ask a little bit about standardization in cell tests. I think I wouldn't be surprised at all if we see California and New York probably lead a charge from a state level, considering there have been some battery fires cause significant damage. And they tend to lead on a regulatory capacity. And then potentially, maybe that rolls up into the federal.

Keith Cochran, President & COO of KULR Technology:

As far as standardization, the applications for battery cells are really diverse. I think what we've done at KULR, is we've made our system pretty modular so we can serve a broader range of different markets. For example, we could probably do... I don't know exactly, haven't seen Tesla's entire specification. But based on what I know of it, I'm pretty sure we would be able to support them. We'd certainly love to support their SpaceX program, which would have requirements, I guess, very similar to what NASA has. But I don't see an immediate regulatory body stepping up on this, but I think it will happen over time.

Stuart Smith, Host:

Great. Theodore, I think you had another follow-up question for Keith as well?

Theodore O’Neill of Litchfield Hills Research:

I do have a follow-up question. Yep, yep. And you answered part of this on the prepared remarks. Of the finished good products that didn't ship out of China in the first quarter, you said they were in Shanghai, where they were delayed. Was it just shipping, or was there some kind of manufacturing aspect that was delaying it? And where were these products going?

Keith Cochran, President & COO of KULR Technology:

Yeah, no manufacturing issue whatsoever. In fact, the finished goods were ready to ship approximately two weeks prior to the end of the quarter. And our customer was not ready to release that shipment until they had completed their UL 9540 certifications. Unfortunately, that took them into the last week. And by the time they released us, we are already experiencing the lockdown in Shanghai. No, production went great, no issues there whatsoever. And the product was shipping from Shanghai over to Wuxi. Wuxi was still open, unfortunately Shanghai wasn't.

Stuart Smith, Host:

All right, well then, our next set of questions is going to come from John Nobile, at Taglich Brothers. John, the call is now yours. Go ahead. It looks like you have a question for Keith as well.

John Nobile at Taglich Brothers:

Yes, several questions. I was hoping that you could provide an update on the Volta order for 2022, and the potential growth of shipments in the coming years. I know that Volta has publicly stated that it plans to bring between 750 to 1,000 battery storage units using KULR's technology. They plan to bring this to market in 2022, and they plan to increase that up to 50,000 units in 2023.

Keith Cochran, President & COO of KULR Technology:

Yeah. Well, a couple of things on both. For one, they're a tremendous partner, we're very lucky to have them as a customer. Mentioned earlier, we've just completed as a team UL 9540 certification. That's a real big deal for energy storage type products, so we're super excited by that. With regards to their forecast, I wouldn't be comfortable to talk about what they've publicly stated, and that's what I'd actually ask you to rely upon is their public statements, not something that would be coming from KULR.

John Nobile at Taglich Brothers:

Okay. But as far as you see right now, there's nothing to say that this may not come to fruition. I think the original order was actually for 2022, so that looks like it's basically a good to go order at point.

Keith Cochran, President & COO of KULR Technology:

What I can tell you is we are shipping product, and it's been completely certified by UL. And we're looking for a nice event in June that they'll be hosting with the governor of New York, I believe. As of right now, we have every reason in the world to believe what they've publicly stated.

John Nobile at Taglich Brothers:

Okay. And it looks like you're branching into new applications for your technology, with the recent entry into biosensing for the metaverse. How long has this been under development? And are there any other new applications that you might be looking at? I was hoping you may be able to disclose them on this call.

Keith Cochran, President & COO of KULR Technology:

Yeah, I'm going to go ahead…, oh, okay Michael.

Michael Mo, CEO of KULR Technology Group, Inc.:

Yeah. No, thanks Keith. Hey John, great to hear from you. For this application, it's because of the electrical sensitivity in the thermal connectivity characteristic of our carbon fiber substrate material, and that was a really good fit for this application. We expect our material to be actually a foundational platform for many other new applications. The electric pulse sensing one, it was actually first tested by Yale University researchers in the medical side over 10 years ago to pick up signals from the brain. And then we've done quite a bit of work on that. Now, just really happy to see new applications with the similar characteristics, and obviously much larger market opportunity in the metaverse space.

Michael Mo, CEO of KULR Technology Group, Inc.:

In addition to that, to something that we are really excited about, is really using this material as a substrate inside a battery for higher energy density and faster charging capabilities. Especially now we're able to produce our own solid-state electrolyte. We've just opened up a lot more opportunities to innovate and produce safer batteries. So that's something we are super excited about.

John Nobile at Taglich Brothers:

Okay. And is this a license? Are you licensing this technology? I mean, I just want to get an idea of the ownership of this electric pulse sensing technology.

Michael Mo, CEO of KULR Technology Group, Inc.:

Yeah. No, we're not licensing this. It's a finished product that we sell to the customer who are to incorporate this physical piece into a wearable of their VR, AR glasses.

John Nobile at Taglich Brothers:

Oh, okay. Yeah. And another question, your battery safety contract with NASA for the Artemis program. Now, I believe it was scheduled to launch in May, which we're currently in. I was hoping that you could provide a status on this program. And if you have any information on how long that you believe this program will actually run.

Michael Mo, CEO of KULR Technology Group, Inc.:

Yeah. The main launch into the Artemis, I just want to be clear that we were not part of that particular program. The overall Artemis program is to go back to the moon by 2024. We're just getting started scratching the surface on the battery testing and the screening side right now, that's where the automation program that Keith talked about will kick in later this year. And that will pick up the scale and perform a lot more versatile tasks based on the NASA working structure. We're just getting started on that program.

John Nobile at Taglich Brothers:

Okay. And just one final question into the $55 million, that you just recently entered into that agreement to secure inventory in anticipation of demand from key end markets. Your words were key end markets. I was hoping you could tell us where you believe most of this demand will come from, and how much inventory you believe that you would need to procure to be able to satisfy... I know it was in the press release and your prepared comments about 250 to 350 million in revenue. I wanted to get an idea of how much you might need to tap into your financing to be able to get that type of inventory for this kind of market.

Michael Mo, CEO of KULR Technology Group, Inc.:

Yeah. No, good question, John. We expect most of the demand to come from energy storage and new mobility products, where safety, reliability, and high performance is very important for their products. In these markets, we will apply our entire technology portfolio to the product, starting from the screening of the cells to get the most reliable battery cells, and design them into a fully PPR battery pack. And test them to meet all the necessary regulatory requirements on safety, reliability, and so forth. And they go through certification, such as UL certification and so forth.

Michael Mo, CEO of KULR Technology Group, Inc.:

And then we'll apply our cell check solution to manage the entire life cycle, the active management of the battery pack. So, this kind of solution approach for about 500 megawatt hours of energy, which it's roughly about 40 million cells, presents that entirety of this $300 million worth of revenue potential for us. In terms of your question about how much of the 55 million capital we would have to achieve that, I think that's still to be negotiated with the vendor at this moment, the supplier. And then we want to be as capital efficient as possible, but it's certainly nice to have that available to build the confidence in both our vendors and our customers, in ourselves when we execute these strategies.

John Nobile at Taglich Brothers:

Okay. Well, thank you for that. That's all I have. Thank you.

Stuart Smith, Host:

Well, thank you, John. And thank you, Michael. I'd like to thank everyone, including our guest today, John Nobile from Taglich Brothers, Theodore O'Neill from Lichfield Hills Research. And of course, the management team, Michael Mo, Keith Cochran, and Simon Westbrook. I know they extend their deepest gratitude for all those joining us on the call today, and all of their shareholders. Be sure to visit the company's website, KULRtechnology.com. If you click on the investors tab, you'll see presentations, you'll find all of these calls archived, as well as some of the other things like the 10th annual Gateway Conference and Benzinga, and all kinds of wonderful information on the company. So, on behalf of management, this is Stuart Smith saying, thanks so much for tuning in today.

End of Conference Call

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Relations:

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KULR@antennagroup.com

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